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                                                                   EXHIBIT 10.11

                   TAX SHARING AND INDEMNIFICATION AGREEMENT

     THIS TAX SHARING AND INDEMNIFICATION AGREEMENT ("Agreement") is made and entered into as of May 7, 1999, by and between IDT Corporation, a Delaware corporation ("IDT"), and Net2Phone, Inc., a Delaware corporation ("Net2Phone").
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                                    RECITALS

     A. IDT is the common parent corporation of an affiliated group of corporations (the "IDT Consolidated Group") within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The IDT Consolidated Group includes Net2Phone. The IDT Consolidated Group have heretofore joined in the filing of consolidated federal income tax returns.

     B. IDT expects that as a result of sales of shares of Net2Phone, including through a public offering, Net2Phone will cease to be a member of the IDT Consolidated Group, although Net2Phone may continue to be included in Combined Tax returns (as defined herein).

     C. IDT and Net2Phone desire to provide for the payment of Income Taxes (as defined herein) and entitlement to refunds thereof, allocate responsibility and provide for cooperation in connection with the filing of returns in respect of Income Taxes, and provide for certain other matters relating to Income Taxes.

     NOW, THEREFORE, in consideration of the agreements contained herein and intending to be legally bound hereby, IDT and Net2Phone agree as follows:

                                   ARTICLE 1.
                                  DEFINITIONS

1.1  Definitions.

     For purposes of this Agreement, the terms set forth below shall have the following meanings, in addition to the terms defined elsewhere in this
Agreement:

     (a) "Actually Realized" or "Actually Realizes" shall mean, for purposes of determining the timing of the occurrence of any Income Tax Benefit, the time at which the amount of Income Taxes paid by such person is reduced below the amount of Income Taxes that such person would have been required to pay but for the occurrence of such Income Tax Benefit. In the case of an Income Tax Benefit in the form of a Refund, "Actually Realized" or "Actually Realizes" means the date such Refund is received.

     (b) "Carryback" shall mean the carryback of a Tax Asset (including, without limitation, a net operating loss, a net capital loss or a tax credit) by Net2Phone from a Post-Deconsolidation Taxable Period to a Pre-Deconsolidation Taxable Period.


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     (c)  "Combined Tax" shall mean, with respect to each foreign, state or local taxing jurisdiction, any Income Tax payable to such foreign, state or local taxing jurisdiction in which a member of the Net2Phone Group files tax returns with a member of the IDT Sub-Group, on a consolidated, combined, or unitary basis for purposes of such Income Tax.

     (d) "Deconsolidation" shall mean any event pursuant to which Net2Phone ceases to be a member of the IDT Consolidated Group.

     (e) "Deconsolidation Date" means the day on which Net2Phone ceases to be a member of the IDT Consolidated Group, as determined under Treas. Reg. (S)1.1502-76(b).

     (f)  "Federal Tax" shall mean any tax imposed under Subtitle A of the Code.

     (g) "Final Determination" shall mean (i) with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to taxes other than Federal Taxes, any final determination of liability in respect of a tax that, under applicable law, is not subject to further appeal, review, or modification through proceedings or otherwise, (ii) any final disposition of a tax issue by reason of the expiration of a statute of limitations, or (iii) the payment of tax by IDT with respect to any item disallowed or adjusted by any taxing authority where IDT determines in good faith that no action should be taken to recoup such payment.

     (h) "IDT Consolidated Group" shall mean, at any time, IDT and each direct and indirect corporate subsidiary eligible to join with IDT in the filing of a consolidated Federal Tax return.

     (i) "IDT Sub-Group" shall mean, at any time, IDT and each of its direct and indirect corporate subsidiaries other than those subsidiaries that are members of the Net2Phone Group.

     (j) "IDT Sub-Group Separate Return" shall mean an Income Tax return of IDT or a member of the IDT Sub-Group for a Post-Deconsolidation Tax Period other than a Combined Tax return.

     (k) "Income Tax" (i) shall mean (A) any foreign or any United States federal, state or local tax, charge, fee, impost, levy or other assessment which is based upon, measured by, or calculated with respect to (1) net income or profits (including, but not limited to, any capital gains, gross receipts, or minimum tax, and any tax on items of tax preference, but not including sales, use, value added, real property gains, real or personal property, transfer or similar taxes), or (2) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes), if one or more of the bases upon which tax may be based, by which it may be measured, or with respect to which it may be calculated, is described in clause (i)(A)(1) of this definition, together with (B) any interest, penalties, fines, additions to tax or additional amounts imposed by any taxing jurisdiction with respect thereto,

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and (ii) shall include any transferee liability in respect of an amount described in clause (i) of this definition.

     (l) "Income Tax Benefit" shall mean, in respect of a person or group of persons for any taxable period, the excess of (A) the hypothetical Income Tax liability of such person or group of persons for such taxable period, calculated as if the use of a Tax Asset had not occurred but with all other facts unchanged, over (B) the actual Income Tax liability of such person or group of persons for such taxable period, calculated taking into account the use of such Tax Asset (and treating a Refund as a negative Income Tax liability, and taking into account credits (if any), for purposes of such calculation).

     (m) "Net2Phone Combined Tax Liability" shall mean, with respect to any jurisdiction and any taxable year or part thereof for which Combined Tax is due, an amount of Combined Tax determined in accordance with the principles set forth in the definition of Net2Phone Federal Tax Liability; provided, however, that the total amount of the Net2Phone Combined Tax Liability shall also include, to the extent not included after application of the principles set forth in the definition of Net2Phone Federal Tax Liability, any actual Income Tax liability owed in a jurisdiction in which a member of the Net2Phone Group files or is included in a Combined Tax return, to the extent the Income Tax liability shown on such return exceeds the amount of such liability that would have been owed had no member of the Net2Phone Group been included in such return.

     (n) "Net2Phone Federal Tax Liability" shall mean, with respect to any taxable year or portion thereof during which Net2Phone is a member of the IDT Consolidated Group, the sum of the Net2Phone Group's Federal Income Tax liability, computed as if the Net2Phone Group were not and never were part of the IDT Consolidated Group, but rather were a separate affiliated group of corporations filing a consolidated federal income tax return pursuant to Section 1501 of the Code; provided, however, that transactions with members of the IDT Sub-Group shall be reflected according to the provisions of the consolidated return regulations promulgated under the Code governing intercompany transactions, and that Deconsolidation will trigger any deferred amounts, excess loss accounts, or similar items. Such computation shall be made (A) without regard to the income, deductions (including net operating loss and capital loss deductions), and credits in any year of any member of the IDT Group that is not a member of the Net2Phone Group, (B) by taking account of all Tax Assets of the Net2Phone Group other than any Tax Asset which produces an Income Tax Benefit to IDT in accordance with Section 2.1(c)(iii), (C) as though the highest rate of tax specified in subsection (b) of Section 11 of the Code (for any other similar rates applicable to specific types of income) were the only rate set forth in that subsection, and with other similar adjustments as described in Section 1561 of the Code, (D) reflecting the positions, elections, and accounting methods used by IDT in preparing the consolidated Federal Tax return for the IDT Group, and (E) by not permitting the Net2Phone Group any compensation deductions arising in respect of the issuance by IDT of IDT stock to any employee of the Net2Phone Group.

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     (o)  "Net2Phone Group" shall mean, at any time, Net2Phone and any direct or indirect corporate subsidiaries of Net2Phone that would be eligible to join with Net2Phone, with respect to Federal Taxes, in the filing of a consolidated federal income tax return and, with respect to Combined Taxes, in the filing of a consolidated, combined, or unitary Income Tax return if Net2Phone were not consolidated, combined, or filing on a unitary basis with any member of the IDT Sub-Group.

     (p) "Net2Phone Group Separate Return" shall mean an Income Tax return of Net2Phone or a member of the Net2Phone Group for a Post-Deconsolidation Tax Period other than a Combined Tax return.

     (q) "Post-Deconsolidation Tax Period" means (i) any tax period, or portion thereof, beginning and ending after the date of Deconsolidation, and (ii) with respect to a tax period that begins before and ends after the date of Deconsolidation, such portion of the tax period that commences on the day immediately after the date of Deconsolidation.

     (r) "Pre-Deconsolidation Tax Period" means (i) any tax period, or portion thereof, beginning and ending before or on the date of Deconsolidation, and (ii) with respect to a period that begins before and ends after the date of Deconsolidation, such portion of the tax period ending on and including the date of Deconsolidation.

     (s) "Refund" shall mean any refund of Income Taxes, including any reduction in Income Tax liabilities by means of a credit, offset or otherwise.

     (t) "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, or any other deduction, credit, or tax attribute which could reduce Income Tax (including, without limitation, deductions and credits related to alternative minimum taxes).

  1.2  Internal References.

     Unless the context indicates otherwise, references to Articles, Sections, and paragraphs shall refer to the corresponding articles, sections, and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.

                                  ARTICLE 2.
                                  TAX SHARING

  2.1  Tax Sharing.

       (a) General. For each taxable year of the IDT Consolidated Group during which income, loss, or credit against tax of the Net2Phone Group is includible in the consolidated Federal Tax return of the IDT Group, Net2Phone shall pay to

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IDT an amount equal to the Net2Phone Federal Tax Liability, and for each taxable period during which income, loss, or credit against tax of any member of the Net2Phone Group is includible in a return relating to a Combined Tax, Net2Phone shall pay to IDT an amount equal to the Net2Phone Combined Tax Liability for such taxable period, each as shown on the Pro Forma Returns (as defined in paragraph (c) below). Subject to receipt of the payments described in the first two sentences of this Section 2.1(a), and subject to the provisions of Section 2.1(d), IDT shall be liable for and shall indemnify the Net2Phone Group against all Income Taxes due with respect of all consolidated Federal Tax returns of the IDT Group, and all returns relating to a Combined Tax.

       (b) Estimated Payments. For each taxable period as to which Section 2.1(a) applies, IDT may determine the amount of the estimated tax installment of the Net2Phone Federal Tax Liability (corresponding to IDT's estimated Federal Tax installment), as determined under the principles of Section 2.1(a). If IDT makes such a determination, Net2Phone shall pay to IDT, within ten (10) business days (i) of the statutorily mandated payment date or (ii), if later, of the date of delivery of a written request for such payment under this Section 2.1(b), the amount so determined. In addition for each taxable period as to which Section 2.1(a) applies, IDT may determine under provisions of applicable law the amount of the estimated tax installment of the Net2Phone Combined Tax Liability (corresponding to the relevant estimated Combined Tax installment), as determined under the principles of Section 2.1(a). If IDT makes such a determination, Net2Phone shall pay to IDT, within ten (10) business days (i) of the statutorily mandated payment date or (ii), if later, of the date of delivery of a written request for such payment under this Section 2.1(b), the amount so determined.

     (c)  Payment of Taxes at Year-End.

     (i)    Within thirty (30) days after the date the IDT Consolidated
     Group's Federal Tax return is filed, IDT shall make available to Net2Phone a pro forma Federal Tax return (a "Pro Forma Federal Return") of the Net2Phone Group reflecting the Net2Phone Federal Tax Liability. Within thirty (30) days after the date the last Combined Tax return is filed for the fiscal year to which such returns relate, IDT shall make available to Net2Phone the relevant pro forma Combined Tax returns (each a "Pro Forma Combined Tax Return" and together with the Pro Forma Federal Returns, the "Pro Forma Returns") of the Net2Phone Group reflecting the relevant Net2Phone Combined Tax Liability. The Pro Forma Returns shall be prepared in good faith in a manner generally consistent with past practice.

     (ii) Within ten (10) days of the receipt by Net2Phone of a Pro Forma Federal Return, Net2Phone shall pay to IDT, or IDT shall pay to Net2Phone, as appropriate, an amount equal to the difference, if any, between the Net2Phone Federal Tax Liability reflected on the Pro Forma Federal Return for such year and the aggregate amount of the estimated installments of the Net2Phone Federal Tax Liability for such year made pursuant to Section 2.1(b). Within ten (10) days of the receipt of the Pro Form Combined Tax Returns, Net2Phone shall pay to IDT, or IDT shall pay to Net2Phone, as appropriate, an amount equal to the difference, if any, between the

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     Net2Phone Combined Tax Liability reflected on the relevant Pro Forma
     Combined Tax Returns and the aggregate amount of the estimated installments paid with respect to the corresponding Net2Phone Combined Tax Liability pursuant to Section 2.1(b).

     (iii) If, under applicable law and consistent with this Agreement, the IDT Sub-Group avails itself of a Tax Asset of the Net2Phone Group, IDT shall pay to Net2Phone an amount equal to the Income Tax Benefit attributable to such Tax Asset, if and when Actually Realized by IDT. The parties agree that all net operating losses and net capital losses of the IDT Group shall be taken into account by IDT in the order in which such net operating losses and net capital losses have arisen; all other Tax Assets of the Net2Phone Group shall be taken into account by IDT in the above-described manner, subject, however, to the ordering rules then in effect under the Code.

     (iv) In the event that IDT makes a cash deposit with a taxing authority in order to stop the running of interest or makes a payment of tax and correspondingly takes action to recoup such payment (such as suing for a refund), Net2Phone shall pay to IDT, within ten (10) days (i) of the date such cash deposit is made by IDT or (ii) if later, of the date of delivery of a written request for such payment under this Section 2.1(c)(iv), an amount equal to Net2Phone's share of the amount so deposited or paid (calculated in a manner consistent with the determinations provided in this Article 2). Upon receipt by IDT of a refund of any amounts paid by it in respect of which Net2Phone shall have advanced an amount hereunder, IDT shall pay to Net2Phone the amount of such refund, together with any interest received by it on such refund, within ten (10) days of the receipt of such refund. If and to the extent that any claim for refund or contest based thereupon shall be unsuccessful, the payment by Net2Phone under this
     Section 2.1(c)(iv) may be credited by IDT toward any of Net2Phone's obligations under this Section 2.1.

     (d) Treatment of Adjustments. If any adjustment is made in a Federal Tax return of the IDT Group or in a return relating to a Combined Tax of the IDT Group, after the filing thereof, in which income or loss of the Net2Phone Group (or any member thereof) is included, then at the time of a Final Determination of the adjustment Net2Phone shall pay to IDT, or IDT shall pay to Net2Phone, as the case may be, the difference between all payments actually made under Section
2.1 with respect to the taxable year or period covered by such tax return and all payments that would have been made under Section 2.1 taking such adjustment into account together with any penalties actually paid and interest for each day until the date of Final Determination calculated at the rate determined, in the case of a payment by Net2Phone, under Section 6621(a)(2) of the Code and, in the case of a payment by IDT, under Section 6621(a)(1) of the Code.

     (e) Preparation of Consolidated and Combined Returns. For all taxable periods ending on or before the Deconsolidation Date, so long as the IDT Group

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elects to file (i) consolidated Federal Tax returns as permitted by Section 1501 of the Code or (ii) any Combined Tax return as permitted by applicable state law, Net2Phone shall consent to the filing of such returns by IDT. IDT shall prepare and file such returns and any other returns, documents, or statements required to be filed with the Internal Revenue Service with respect to the determination of the Federal Tax liability of the IDT Group and with the appropriate taxing authorities with respect to the determination of a Combined Tax liability. With respect to such return preparation, IDT shall act in good faith with regard to all members included in an applicable return. IDT shall have the right with respect to any consolidated Federal Tax return or return relating to a Combined Tax that it has filed or will file to determine in good faith (i) the manner in which such returns, documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, (ii) whether any extensions should be requested, and (iii) the elections that will be made by any member of the IDT Group.

     (f) Contest of Consolidated and Combined Returns. IDT shall have the right, in good faith, to (i) contest, compromise, or settle any adjustment or deficiency proposed, or as a result of any audit of any Federal Tax return or return relating to a Combined Tax, (ii) file, prosecute, compromise or settle any claim for refund, and (iii) determine whether any refunds shall be received by way of refund or credited against tax liabilities. In addition, IDT shall prepare and file ruling requests, and take all other actions on behalf of any member of the IDT Group that it deems appropriate in providing tax services to the members of the IDT Group. IDT shall, to the extent such information is available, advise Net2Phone of any significant Net2Phone tax issue being audited or contested by the federal, state, local or other relevant taxing authorities, shall keep Net2Phone informed with respect to any audit, contest, compromise or settlement thereof, and shall provide to Net2Phone copies (subject to deletion of nonrelevant information) of all material correspondence relating to such contest.

     (g)    Net2Phone Consent. Notwithstanding anything to the contrary in
Section 2.1(e) or Section 2.1(f), except as IDT shall determine, in good faith, is required by law, without the express written consent of Net2Phone, which consent shall not be unreasonably withheld or delayed, IDT shall not file any amended Federal Tax return or Combined Tax return, settle any tax claim or assessment, file any ruling request, make any Tax election, or surrender any right to claim a Refund, if a principal effect of such action is to increase a Net2Phone Federal Tax Liability or a Net2Phone Combined Tax Liability.

     (h) Separate Returns. Net2Phone shall prepare, or cause to be prepared, and file, or cause to be filed, all Net2Phone Group Separate Returns, and shall pay, or cause to be paid, all Income Tax due with respect to such returns. IDT shall prepare, or cause to be prepared, and file, or cause to be filed, all IDT Sub-Group Separate Returns, and shall pay, or cause to be paid, all Income Tax due with respect to such returns.

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2.2  Reimbursement for Certain Services.

     IDT shall provide services in connection with this Agreement, including, but not limited to, (i) those services relating to the preparation of returns (including Pro Forma Returns) described in paragraph 2.1(b) above, and (ii) services relating to the other activities described in paragraph 2.1(e) above. As compensation for these services, Net2Phone shall pay IDT a fee calculated on a basis such that IDT is reimbursed for all reasonable direct and indirect costs and expenses incurred with respect to Net2Phone's share of the overall costs and expenses incurred by IDT with respect to tax-related services. IDT shall calculate and invoice Net2Phone for the fee payable, and Net2Phone will pay the invoiced amount in a manner consistent with the invoice and payment procedures provided for in that certain Services Agreement, between IDT, certain members of the IDT Sub-Group, and Net2Phone, dated of even date herewith.

                                  ARTICLE 3.
                             POST-DECONSOLIDATION

3.1  Additional Rights and Liabilities Post-Deconsolidation.

     (a) Apportionment of Tax Attributes. If the IDT Consolidated Group has a Tax Asset, the portion, if any, of such Tax Asset that shall be apportioned to the Net2Phone Group and treated as a carryover to the first Post-Deconsolidation taxable period of the Net2Phone Group shall be determined in accordance with Treasury Regulations (S)(S)1.1502-79 and 1.1502-79A; provided, however, that the portion, if any, of any consolidated unused foreign tax credit which shall be apportioned to the Net2Phone Group shall be determined separately with respect to each of the items of income listed in Code section 904(d). No consolidated Federal Income Tax Asset of the IDT Consolidated Group, other than those described in the first sentence hereof, and no Combined Tax Asset of the IDT Group, shall be apportioned to the Net2Phone Group, except as IDT determines is otherwise required under the provisions of applicable law. IDT shall determine the portion, if any, of any Tax Asset which must (absent a Final Determination to the contrary) be apportioned to the Net2Phone Group in accordance with this
Section 3.1(a) and applicable law, and shall provide written notice of the calculation thereof to Net2Phone as soon as practicable after the information necessary to make such calculation becomes available to IDT.

     (b) Apportionment of Consolidated Section 382 Limitation. In the event that, after the date of this Agreement and prior to Deconsolidation, the IDT Group suffers an ownership change resulting in a consolidated Section 382 limitation (within the meaning of Treasury Regulations (S)1.1502-95T), then, upon Deconsolidation, IDT shall equitably apportion the consolidated Section 382 limitation between the IDT Sub-Group and the Net2Phone Group as permitted by Treasury Regulations (S)1.1502-95T(c) and shall prepare and file the election to apportion the consolidated Section 382 limitation in accordance with the provisions of Treasury Regulations

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(S)1.1502-95T(e). Net2Phone agrees to cooperate in the preparation, execution and filing of such election.

     (c) Net2Phone Group Separate Returns. Net2Phone shall prepare, or cause to be prepared all Net2Phone Group Separate Returns. Net2Phone covenants that on or after a Deconsolidation it will not, nor will it cause or permit any member of the Net2Phone Group to make or change any tax election, change any accounting method, amend any tax return or take any tax position on any tax return, take any other action, omit to take any action, or enter into any transaction that results in any increase in the tax liability or reduction of any Tax Asset of the IDT Group in respect of any Pre-Deconsolidation Tax Period, without first obtaining the written consent of an authorized representative of IDT.

     (d) Carrybacks. Except to the extent otherwise consented to by IDT or prohibited by applicable law, Net2Phone (on its own behalf and on behalf of the Net2Phone Group) shall elect to relinquish, waive or otherwise forego all Carrybacks. In the event that Net2Phone is prohibited by applicable law to relinquish, waive or otherwise forego a Carryback (or IDT consents thereto), (i) IDT shall cooperate with Net2Phone, at Net2Phone's expense, in seeking from the appropriate taxing jurisdiction such Refund as reasonably would result from such Carryback, and (ii) Net2Phone shall be entitled to any Income Tax Benefit Actually Realized by a member of the IDT Group (including any interest thereon received from such taxing jurisdiction), to the extent that such Income Tax Benefit is directly attributable to such Carryback, within 10 days after such Income Tax Benefit is Actually Realized; provided, however, that Net2Phone shall indemnify and hold the members of the IDT Group harmless from and against any and all collateral tax consequences resulting from or caused by any such Carryback, including (but not limited to) the loss or postponement of benefit from the use of tax attributes generated by a member of the IDT Group (x) that expire unutilized, but would have been utilized but for such Carryback, or (y) the use of which is postponed to a later taxable period than the taxable period in which such tax attributes otherwise would have been utilized but for such Carryback. Nothing in this Agreement shall require IDT to file a claim for refund of Federal Taxes or Combined Taxes which IDT, in its sole discretion, determines lacks substantial authority, as defined in the Code and the Treasury Regulations thereunder. If there is a Final Determination that results in any change to or adjustment of an Income Tax Benefit Actually Realized by a member of the IDT Group that is directly attributable to a Carryback, then IDT (or its designee) shall make a payment to Net2Phone, or Net2Phone shall make a payment to IDT (or its designee), as may be necessary to adjust the payments between Net2Phone and IDT (or its designee) to reflect the payments that would have been made under this Section 3.1(d) had the adjusted amount of such Income Tax Benefit been taken into account in computing the payments due under this Section 3.1(d).

     (e) Refunds. Except to the extent provided in Section 3.1(d) hereof, IDT shall be entitled to all Refunds (and any interest thereon received from the applicable taxing jurisdiction) in respect of Income Taxes for all Pre-

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Deconsolidation Tax Periods. Except to the extent provided in Section 3.1(d),
Net2Phone shall be entitled to all Refunds (and any interest thereon received from the applicable taxing jurisdiction) in respect of Income Taxes paid by Net2Phone with respect to Net2Phone Group Separate Returns and attributable to Post-Deconsolidation Tax Periods included in Combined Tax returns. A party receiving a Refund to which another party is entitled pursuant to this Section 3.1(e) shall pay the amount to which such other party is entitled within ten days after such Refund is Actually Realized. IDT shall be permitted to file, and Net2Phone shall fully cooperate with IDT in connection with, any claim for Refund in respect of an Income Tax for which IDT is responsible pursuant to
Section 2.1 (a) hereof.

                                  ARTICLE 4.
                                 MISCELLANEOUS

4.1  Limitation of Liability.

     Neither IDT nor Net2Phone shall be liable to the other for any special, indirect, incidental, or consequential damages of the other arising in connection with this Agreement.

4.2  Subsidiaries.

     (a) Performance. IDT agrees and acknowledges that IDT shall be responsible for the performance of the obligations of each member of the IDT Sub-Group hereunder applicable to such subsidiary. Net2Phone agrees and acknowledges that Net2Phone shall be responsible for the performance by each member of the Net2Phone Group of the obligations hereunder applicable to such member.

     (b) Application to Present and Future Subsidiaries. This Agreement is being entered into by IDT and Net2Phone on behalf of themselves and each member of the IDT Sub-Group and the Net2Phone Group, respectively. This Agreement shall constitute a direct obligation of each such member and shall be deemed to have been readopted and affirmed on behalf of any corporation which becomes a member of the IDT Sub-Group or the Net2Phone Group in the future. IDT shall cause each member of the IDT Group, and Net2Phone shall cause each member of the Net2Phone Group, to comply fully with the terms of this Agreement. Each party shall, upon the written request of the other, cause any of their respective group members to execute and deliver a counterpart of this Agreement.

4.3  Cooperation.

     (a) Net2Phone, on behalf of itself and each member of the Net2Phone Group, agrees to provide IDT (or its designee) with such cooperation or information as IDT (or its designee) reasonably shall request in connection with the determination of any other calculations described in this Agreement, the preparation or filing of any Income Tax return or claim for Refund, or the conduct of any proceeding relating to Income Tax. Such cooperation and information shall include,

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without limitation, upon reasonable notice (i) promptly forwarding copies of appropriate notices and forms or other communications (including, without limitation, information document requests, revenue agent's reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any taxing jurisdiction or any other administrative, judicial or governmental authority, (ii) providing copies of all relevant Income Tax returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities, and such other records concerning the ownership and tax basis of property, or other relevant information that Net2Phone or any member of the Net2Phone Group may possess, (iii) the provision of such additional information and explanations of documents and information provided under this Agreement (including statements, certificates and schedules delivered by either party) as shall be reasonably requested by IDT (or its designee), (iv) the execution of any document that may be necessary or reasonably helpful in connection with the filing of an Income Tax return, a claim for a Refund, or in connection with any proceeding, including such waivers, consents or powers of attorney as may be necessary for IDT to exercise its rights under this Agreement, and (v) the use of Net2Phone's reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing. Upon reasonable notice, Net2Phone shall make its, or shall cause each member of the Net2Phone Group to make its, employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Any information obtained under this Section 4.3(a) shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Income Tax returns or claims for Refund or in conducting any proceeding. It is expressly the intention of the parties to this Agreement to take all actions that shall be necessary to establish IDT as the sole agent for Income Tax purposes with respect to all IDT consolidated Federal Returns and Combined Tax returns.

     (b) IDT, on behalf of itself and each member of the IDT Sub-Group, agrees to provide Net2Phone (or its designee) with such cooperation or information as Net2Phone (or its designee) reasonably shall request in connection with the determination of any other calculations described in this Agreement, the preparation or filing of any Income Tax return or claim for Refund, or the conduct of any proceeding relating to Income Tax. Such cooperation and information shall include, without limitation, upon reasonable notice (i) promptly forwarding copies of appropriate notices and forms or other communications (including, without limitation, information document requests, revenue agent's reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any taxing jurisdiction or any other administrative, judicial or governmental authority, (ii) providing copies of all relevant Income Tax returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities, and such other records concerning the ownership and tax basis of property, or other relevant information that IDT or any member of the IDT Sub-Group may possess, (iii) the provision of such additional information and explanations of documents and information provided under this

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

Agreement (including statements, certificates and schedules delivered by either party) as shall be reasonably requested by Net2Phone (or its designee), (iv) the execution of any document that may be necessary or reasonably helpful in connection with the filing of an Income Tax return, a claim for a Refund, or in connection with any proceeding, including such waivers, consents or powers of attorney as may be necessary for Net2Phone to exercise its rights under this Agreement, and (v) the use of IDT's reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing. Upon reasonable notice, IDT shall make its, or shall cause each member of the IDT Sub-Group to make its, employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Any information obtained under this Section 4.3(b) shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Income Tax returns or claims for Refund or in conducting any proceeding. Notwithstanding any other provision of this Agreement, neither Net2Phone, nor any of member of the Net2Phone Group shall have any right to receive or obtain any information relating to Income Taxes of IDT or the IDT Group other than (i) information relating solely to Net2Phone or a member of the Net2Phone Group, and (ii) information required to be provided pursuant to
Section 2.1(f) hereof.

4.4  Retention of Records.

     Net2Phone agrees to retain all Income Tax returns, related schedules and workpapers, and all material records and other documents as required under Code
Section 6001 and the Treasury Regulations promulgated thereunder (and any similar provision of state, local, or foreign Income Tax law) existing on the date hereof or created in respect of (i) any taxable period that ends on or before or includes the Deconsolidation Date or (ii) any taxable period that may be subject to a claim hereunder, until the later of (x) the expiration of the statute of limitations (including extensions) for the taxable periods to which such Income Tax returns and other documents relate and (y) the Final Determination of any payments that may be required in respect of such taxable periods under this Agreement. IDT shall notify Net2Phone whenever the applicable statute of limitations for any taxable period, including extensions, expires or, if sooner or later, as the case may be, whenever a Final Determination has occurred with respect to such taxable period. From and after the end of the period described in the first sentence of this Section 4.4, if Net2Phone wishes to dispose of any such records and documents, then Net2Phone shall provide written notice thereof to IDT and shall provide IDT the opportunity to take possession of any such records and documents within 90 days after such notice is delivered, at IDT's sole cost and expense; provided, however, that if IDT does not, within such 90-day period, confirm its intention to take possession of such records and documents, Net2Phone may destroy or otherwise dispose of such records and documents.

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

4.5  Agent.

     Each member of the Net2Phone Group hereby irrevocably appoints IDT as its agent and limited attorney-in-fact to take any action as IDT may deem necessary or appropriate to effect Section 2.1 including, without limitation, those actions specified in Treasury Regulation (S)1.1502-77(a).

4.6  Amendments.

     This Agreement may not be amended or terminated orally, but only by a writing duly executed by or on behalf of the parties hereto. Any such amendment shall be validly and sufficiently authorized for purposes of this Agreement if it is signed on behalf of IDT and Net2Phone by any of their respective presidents or vice presidents.

4.7  Resolution of Disputes.

     Any disputes between the parties concerning the calculation of amounts, allocation, or attribution of costs, or any Tax Asset or Income Tax Benefit, or similar accounting matters shall be resolved in accordance with IDT's interpretation of this Agreement, unless Net2Phone shall provide IDT with an opinion of a nationally recognized public accounting firm to the effect that such interpretation is unreasonable. If such opinion takes the position that IDT's interpretation of this Agreement is unreasonable, and the parties, conferring in good faith, cannot thereafter successfully resolve such dispute in a timely manner, then either party may submit the matter to binding arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such arbitration shall occur in New York City pursuant to Article VIII of the Separation Agreement entered into between the parties as of the date hereof , unless the otherwise agreed by the parties. The arbitrator(s) may, in such proceeding, award attorney's fees and costs to the prevailing party.

4.8  Severability.

     If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid, illegal, or unenforceable to any extent, the remainder of this Agreement or such provision or the application of such provision to such party or circumstances, other than those to which it is so determined to be invalid, illegal, or unenforceable, shall remain in full force and effect to the fullest extent permitted by law and shall not be affected thereby, unless such a construction would be unreasonable.

4.9  Notices.

     All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail, postage prepaid, return receipt requested, or (c) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (c) shall also be sent pursuant to clause (a) or (b)), addressed as follows:

      (1)  If to IDT to:
           IDT Corporation
           190 Main Street
           Hackensack, NJ  07601


           Attn:  Chief Financial Officer

      (2)  If to Net2Phone, to:
           Net2Phone, Inc.
           171 Main Street
           Hackensack, NJ  07601


           Attn:  Chief Financial Officer

4.10  Expenses.

      Unless otherwise expressly provided in this Agreement, each party shall bear any and all expenses that arise from its respective obligations under this Agreement.

4.11  Further Assurances.

      IDT and Net2Phone shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, such instruments and take such other actions as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, or other instrument delivered pursuant hereto.

4.12  Entire Agreement.

      This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof.

4.13  Successors.

      This Agreement shall be binding upon and inure to the benefit of any successor, by merger, acquisition of assets, or otherwise, to any of the parties hereto (including but not limited to any successor of IDT and Net2Phone succeeding to the

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

tax attributes of such party under Section 381 of the Code), to the same extent as if such successor had been an original party hereto.

4.14  Authorization, etc.

      Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver, and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party, and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement instrument or order binding on such party.

4.15  Titles and Headings.

      Titles and headings to sections herein are for convenience and reference only and are not intended to be a part, or to affect the meaning or interpretation, of this Agreement.

4.16  Governing Law.

      This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

4.17  Counterparts.

      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this agreement to be executed by a duly authorized officer as of the date first above written.


IDT CORPORATION                           NET2PHONE, INC.


By  /s/ Steve Brown                       By  /s/ Howard Balter
   --------------------------------          ----------------------------------
    Title:  Chief Financial Officer              Title: Chief Executive Officer

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